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                                                              Exhibit 10.(c)(iv)

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is made as of the 31st day of December, 1996, between NeuroCorp, Ltd. ("Company") and Kurt Z. Itil, an individual residing at 59 Tweed Blvd. Nyack, NY 10960 ("Employee").

                                    RECITALS

      1. The Company wishes to secure permanent uninterrupted services of Employee as President of HZI Research Center, a wholly-owned subsidiary of NeuroCorp, Ltd. And all of its subsidiaries and Employee wishes to perform such services for Company on the terms and conditions hereinafter set forth and for the duration of this Employment Agreement.

      2. Accordingly, the Company and Employee wish to execute this Employment Agreement.

                                    AGREEMENT

      1. Definitions. As used in this Agreement, the terms identified below shall have the meanings indicated, and variants and derivatives of the following terms shall have correlative meanings.

            "Board" means the Board of Directors of the Company.

            "Confidential Information" means, with respect to the affairs of the Company, any information, data, figures, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, promotions, manuals, procedures, and any writings or conversations concerning the foregoing.

            "Continuation Date" means January 1, 2000.

            "Disability" means a physical or mental incapacity which is incurred by Employee and which would allow Employee to receive benefits under the Company's long-term disability income plan.

            "Effective Date" means January 1, 1997.

            "Incapacity" means incapacity due to physical or mental illness (other than an incapacity which constitutes a Disability), as a result of which Employee has been receiving payments under the Company's long-term disability income plan.

            "NCL" shall mean NeuroCorp, Ltd.

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            "Person" means any person (other than Employee), firm, corporation, partnership, joint venture, or other entity or an affiliated group including any Person (other than Employee).

      2. Permanent Employment. The Company hereby agrees to permanently employ Employee as President of HZI Research Center, a wholly-owned subsidiary of NeuroCorp, Ltd. And all of its subsidiaries. Employee shall devote full time and attention (during normal business hours) exclusively to the performance of his duties hereunder. Employee shall perform his duties faithfully, competently, diligently, and to the best of his ability.

      3. Term. The term of this Agreement shall commence on the Effective Date and continue to the same date in 2000. Following the Continuation Date, this Agreement shall continue for successive one-year terms unless the Company provides Employee with written notice of intent to terminate at least 3 months prior to the end of the initial three-year term or a subsequent term, or unless terminated pursuant to Section 6.

      4. Compensation. As full compensation for the permanent services of Employee, Company shall provide Employee with the following salary and benefits:

      a. Base Salary. Base salary at the annual rate of $105,000.00. Payments shall be made in semi-monthly installments in arrears.

      b. Incentive Compensation Bonus. Employee shall be entitled to receive an incentive compensation bonus, based on performance, during the term of this agreement pursuant to an annual executive incentive plan to be developed by the Company. Because of the need to generate profits as a publicly-traded corporation and to get away from the perception that our salary structure depends on investment money, we need to be sure that each division is bringing in enough revenues to cover all of its direct and indirect expenses. So, in order to justify the level of income that is the subject of this agreement, the Executive Committee reserves the right to reduce the base salary by up to 10% for failure to meet the above-stated goals. It is contemplated that the first review will be done after a 6 month period from the effective date of this agreement.

      c. Expenses. Reimbursement for necessary and reasonable business expenses incurred by Employee in his employment as defined by Company policy.

      d. Fringe Benefits. Participation in all employee benefit plans and arrangements commensurate with Employee's position and length of service which are presently or hereafter made generally available to key employees of the Company under the Company's Employee Benefit Policy.

      e. Stock Options. Qualified stock options for purchase of common stock may be awarded under the Company's Employee Stock Option Plan by the Compensation


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            Committee in recognition of outstanding performance.

      5. Termination. This Agreement and Company's unaccrued obligations hereunder shall terminate as follows:

            a.    Death. Upon death of Employee.

            b. Incapacity. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall be absent from his duties hereunder for three (3) consecutive months, and if, within 30 days after written notice of the Company's intention to terminate this Agreement, Employee shall not return to the satisfactory performance of his duties on a full-time basis, Company may terminate this Agreement for "Incapacity".

            c. For Cause. "Cause" means (i) the willful and continued failure by Employee to substantially perform his duties hereunder;
                  (ii) any willful, intentional, or grossly negligent act by Employee having the demonstrable effect of substantially injuring the reputation or business of the Company; or (iii) conviction of Employee of any crime which constitutes a felony. The Executive Committee of the Company shall be responsible for making a determination under this paragraph.

            d. Notice by Employee. Upon three months written notice by Employee to Company.

            6. Compensation upon Termination of During Incapacity. During any period that Employee fails to perform his duties as a result of Incapacity, Company shall continue to pay base salary (and Employee shall be entitled to all other benefits and provisions under this Agreement) at the rate in effect at the commencement of such Incapacity until this Agreement is terminated pursuant to Section 5(b); provided, however, that the obligations of Company under this Section 6 shall be reduced by the amount of any disability income insurance payments or Workers' Compensation payments Employee may receive during Incapacity under any state plan or policy carried by the Company of which Employee is beneficiary. Upon termination of employment under this section, this Agreement shall terminate and Company shall have no further obligation to Employee except to the extent Employee is otherwise entitled to any accrued payments or benefits hereunder or under any benefit plan or program of Company.

            7. Indemnification. The Company shall indemnify Employee to the maximum extent permitted by applicable law, during and after the termination of his employment, against all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by him in connection with the defense of any action, suit, or proceeding, arising from events before or

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                  during the term of his employment to which he has been made a party because of the performance of his duties under this agreement. This right of indemnification shall be in addition to any rights that he may otherwise be entitled to under the bylaws of the Company or otherwise, but shall exclude acts of willful misconduct or gross negligence by Employee, upon such finding in a final judgment by a court of competent jurisdiction.

            8. Cooperation with Employer. Following any termination of this Agreement, Employee shall fully cooperate with Company in all matters relating to the winding up of his pending work on behalf of the Company and to the orderly transfer of any such pending work to other employees of Company as may be designated by Company.

            9. Intellectual Property Rights. All right, title and interest of very kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including any inventions, patents, trademarks, copyrights, films, scripts, ideas, plans, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee, in the course of rendering Employee's services to Company under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title, or interest of any kind or nature therein or thereof, or in and to any results and proceeds therefrom.

            10. Non-compete. In the event of termination of this Agreement pursuant to Section 5 above, Employee will not, for a period of one year from the effective date of such termination, engage, directly or indirectly, in any capacity (whether as officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) or have an interest in, or be associated with any business in competition with Company or any of its subsidiaries.

            11. Return of Property. Upon termination of this Agreement, regardless of how termination may be affected, Employee of his estate shall immediately turn over to Company all of Company's property, including all items used by Employee in rendering services hereunder or otherwise, which may be in Employee's possession or under his control.

            12. Governing Law. This Agreement is made and entered into in the State of New York, and the laws of New York shall govern its validity and interpretation and the performance by the parties hereto of their respective duties and obligations hereunder.

            13. Entire Agreement. This instrument contains the entire agreement of the

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                  parties. It may not be changed orally but only by an agreement in writing signed by both parties.

            14. Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed bo be duly given when personally delivered to an officer of Company or to Employee, as the case may be, or when delivered by certified mail (return receipt requested) at the following address:

                  To Company:                        To Employee:

                  Dr. Turan M. Itil                  Kurt Z. Itil, Ph.D.
                  Chairman of the Board              59 Tweed Blvd.
                  NeuroCorp, Ltd.                    Nyack, NY 10960
                  150 White Plains Road
                  Tarrytown, NY 10591

            15. Section Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            16. Attorney Fees. In the event of any litigation arising out of this Agreement, the non-prevailing party will pay the expenses of the prevailing party, including, without limitation, reasonable attorney fees.

            17. Partial Invalidation. Should any valid federal or state law or final determination of any administrative agency or court of the competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

            18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the Company. The obligations of this Agreement may not, however, be transferred by the Company without the consent of the Employee, and subject to the following sentence. If the Company transfers to any other Person substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, the Company must transfer its obligations hereunder to such other Person and such other Person must accept such transfer and assume the obligations of the Company imposed hereby. Company shall notify Employee in writing within the thirty (30) day period following any transfer of business and assets that the transferee has accepted the transfer and assumption of the Company's obligations under this Agreement. This Agreement shall insure

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                  to the benefit of and be binding upon the heirs and assigns
                  (including successive, as well as immediate, assigns) of Employee. The rights of Employee under this Agreement may be assigned only to his personal representative or by Will or pursuant to applicable laws of descent and distribution. If Employee should die while any amount would still be payable to Employee under this Agreement if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to Employee's personal representative or by Will or pursuant to applicable laws of descent and distribution.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the Effective Date.


WITNESS:                                   NEUROCORP, LTD.


__________________________________         by: _________________________________

                                           Its: ________________________________


                                           EMPLOYEE:


__________________________________         _____________________________________
                                           Kurt Z. Itil, Ph.D.